Exhibit 99.1

CONTACT:	Thomas M. Kitchen	FOR IMMEDIATE RELEASE
Stewart Enterprises, Inc.
1333 S. Clearview Parkway
Jefferson, LA 70121
504-729-1400
STEWART ENTERPRISES, INC. ANNOUNCES $25 MILLION INCREASE IN STOCK REPURCHASE
PROGRAM AND DECLARES QUARTERLY DIVIDEND
JEFFERSON, La.—(BUSINESS WIRE)—June 19, 2008—Stewart Enterprises, Inc. (Nasdaq GS: STEI) announced today that its Board of Directors has approved a $25 million increase in its current stock repurchase program, increasing the program to $75 million. As of June 18, 2008, the Company had repurchased 6.3 million shares at an average price of $7.32. After considering this recent authorization, the Company has approximately $29.1 million still available for stock repurchases.
The Company has approximately 92.8 million common shares outstanding, of which approximately 89.2 million are Class A shares and 3.6 million are Class B shares. The repurchases will be limited to the Company’s Class A common stock and will be made in the open market or in privately negotiated transactions at such times and in such amounts as management deems appropriate, depending upon market conditions and other factors.
Also today, the Company reported that its Board of Directors has declared a quarterly cash dividend of $0.025 per share of common stock. The dividend is payable on July 28, 2008 to holders of record of Class A and Class B Common Stock as of the close of business on July 14, 2008.
Founded in 1910, Stewart Enterprises, Inc. is the second largest provider of products and services in the death care industry in the United States, currently owning and operating 221 funeral homes and 139 cemeteries. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.